NEWS
                                    CONTACT:
                    Christopher T. Dahl, President & CEO, CBC
            Joy Plaschko, Media Relations Manager, CBC, 612-330-9524
                   -------------------------------------------

                              FOR IMMEDIATE RELEASE
July 30, 1996


                  CHILDREN'S BROADCASTING CORPORATION ANNOUNCES
                TERMINATION OF AGREEMENT WITH ABC RADIO NETWORKS

         MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq NM:
AAHS) today announced that ABC Radio Networks, Inc. (ABC) has terminated its operations agreement with CBC. The agreement had provided for the provision of various services by ABC in connection with the sale of CBC national advertising, CBC affiliate development, research, marketing and promotion.
         Christopher T. Dahl, president of CBC, in commenting on the termination, stated: "We believe the agreement with ABC, which has indicated it intends to independently examine opportunities in children's radio, presented a potential conflict for ABC/Disney."
         Also, CBC announced on July 26, that it had engaged Southcoast Capital Corporation to assist in seeking strategic partners to maximize shareholder value. The Company currently has 5,629,858 shares of Common Stock outstanding, exclusive of warrants and options. The Company owns ten radio stations which had an acquisition cost of $23 million, but which CBC believes to have a significantly higher value currently, due to station improvements, appreciation of radio station values in general and other factors.
         CBC's Radio AAHS(R) format, which is broadcast via satellite from its flagship station WWTC-AM in Minneapolis, is available to approximately 40 percent of the country including availability through pending station acquisitions in Philadelphia and Chicago. Radio AAHS(R) has an affiliated network of 30 stations across the country, including company owned or operated stations in New York, Los Angeles, Dallas, Detroit, Minneapolis, Denver and Kansas City.

                                     -MORE-

CBC ANNOUNCES TERMINATION OF ABC AGREEMENT--ADD 1

         Children's Broadcasting Corporation is an award-winning programming mix of music, news, stories and games, produced and distributed for children age 12 and under and their parents. It is the only live, 24-hour radio network for children and their families in the United States providing programming that includes shows from Disneyland, Walt Disney World and "What's Up? with Evan Roberts" from Long Island, NY. Radio AAHS(R) multimedia include: a web site at http://www.radio-aahs.com; an interactive phone system at 1-800-552-2470; and soon, an Internet presence with real-time Radio AAHS(R) audio through NetRadio at http://www.netradio.net.